UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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FRONT YARD RESIDENTIAL CORPORATION
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FRONT YARD RESIDENTIAL RELEASES INVESTOR PRESENTATION HIGHLIGHTING BUSINESS TRANSFORMATION, ONGOING OPERATIONAL AND FINANCIAL IMPROVEMENTS AND BOARD’S COMMITMENT TO STOCKHOLDERS

Execution of Strategic Initiatives Has Resulted in Sustainable and Increasing Revenues
and Operating Cash Flows Since 2016

Urges Stockholders to Vote the WHITE Proxy Card “FOR ALL” of Front Yard’s Director Nominees Who Are Highly Qualified and Committed to Enhancing Long-term Value for Stockholders

CHRISTIANSTED, U.S. Virgin Islands - May 3, 2019 - Front Yard Residential Corporation (“Front Yard” or the “Company”) (NYSE: RESI) today released an investor presentation in connection with the Company’s upcoming 2019 Annual Meeting of Stockholders to be held on May 23, 2019. Front Yard urges stockholders to protect their investment by voting the WHITE proxy card “FOR ALL” of its highly-qualified director nominees.

The presentation and other important information related to the annual meeting can be found on Front Yard’s website under the Investors Overview tab, or linked here at: https://ir.frontyardresidential.com/investor-relations.

Highlights from the presentation include:

•
Front Yard’s journey to build a high-performing portfolio of affordable single-family rental homes targeted to operate at a best-in-class yield and provide stockholders with stable and growing returns and residents with houses they are proud to call home;

•
Front Yard’s successful execution on its strategic initiatives has enabled it to achieve portfolio scale, internalize property management, enhance efficiencies and deliver strong rental property operating metrics, which have laid the foundation for growing Company-wide FFO and improving GAAP results;

•
Under current leadership, Front Yard has strengthened its balance sheet, optimized its financing structure and fixed or capped interest rate exposure to support its transformation and acquisition strategy;

•
Front Yard’s highly-effective Board of Directors has the right combination of experience, institutional knowledge, background and leadership, and is committed to strong corporate governance practices focused on long-term growth; and

•
Snow Park’s significant conflicts of interest, given its large short position in Front Yard and investment in the Company’s external manager, as well as its lack of understanding of Front Yard’s business and clearly articulated strategy. Moreover, Snow Park’s three nominees lack relevant skills and industry experience and we believe their election would jeopardize the successful completion of Front Yard’s business transformation that is well underway and achieving results.

PROTECT YOUR INVESTMENT!

PLEASE VOTE TODAY ON THE WHITE PROXY CARD!

If you have questions or need assistance in voting your shares on the WHITE proxy card, please call our proxy solicitor:

INNISFREE M&A INCORPORATED

Stockholders may call toll-free at 1 (888) 750-5834
Banks and Brokers may call collect at 1 (212) 750-5833

About Front Yard

Front Yard is an industry leader in providing quality, affordable rental homes to America’s families. Our homes offer exceptional value in a variety of suburban communities that have easy accessibility to metropolitan areas. Front Yard's tenants enjoy the space and comfort that is unique to single-family housing, at reasonable prices. Our mission is to provide our tenants with houses they are proud to call home. Additional information is available at www.frontyardresidential.com.

Forward-Looking Statements

The information in this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, anticipations and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, industry and market conditions and the future composition of the Company’s Board. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “target,” “seek,” “believe” and other expressions or words of similar meaning. We caution that forward-looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from these forward-looking statements may include, without limitation, our ability to implement our business strategy; our ability to make distributions to stockholders; our ability to acquire SFR assets for our portfolio, including difficulties in identifying assets to acquire; the impact of changes to the supply of, value of and the returns on SFR assets; our ability to successfully integrate newly acquired properties into our portfolio of SFR properties; our ability to successfully operate our internal property manager and perform property management services for our SFR assets at the standard and/or the cost that we anticipate; our ability to transition property management for the SFR properties currently managed by third party property managers to our internal property management platform; our ability to predict our costs; our ability to effectively compete with our competitors; our ability to apply the proceeds from financing activities or non-rental real estate owned asset sales to target SFR assets in a timely manner; our ability to sell non-rental real estate owned properties on favorable terms and on a timely basis or at all; the failure to identify unforeseen expenses or material liabilities associated with asset acquisitions through the due diligence process prior to such acquisitions; changes in the market value of our SFR properties and real estate owned; changes in interest rates; our ability to obtain and access financing arrangements on favorable terms or at all; our ability to maintain adequate liquidity; our ability to retain our engagement of Altisource Asset Management Corporation; the failure of our third party vendors to effectively perform their obligations under their respective agreements with us; our failure to maintain our qualification as a REIT; our failure to maintain our exemption from registration under the Investment Company Act; the impact of adverse real estate, mortgage or housing markets; the impact of adverse legislative, regulatory or tax changes; and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in our current and future filings with the Securities and

Exchange Commission. In addition, financial risks such as liquidity, interest rate and credit risks could influence future results. The foregoing list of factors should not be construed as exhaustive.

The statements made in this press release are current as of the date of this press release only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2019 Annual Meeting of Stockholders. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants in Solicitation

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the matters to be considered at the 2019 Annual Meeting. Information regarding the ownership of the Company’s directors and executive officers in the Company’s stock is included in their SEC filings on Forms 3, 4 and 5, which can be found through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

CONTACTS

Investors:
Robin N. Lowe
Chief Financial Officer
(345) 815-9919
Robin.Lowe@AltisourceAMC.com

Media:
Jonathan Gasthalter/Nathaniel Garnick
Gasthalter & Co.
(212) 257-4170
FrontYard@gasthalter.com

front yard RESIDENTIAL

welcome
home.

Investor Presentation

May 2019

The Right Plan.
The Right Board.

© 2019 Front Yard Residential. All rights reserved.

Discussion Agenda

I. Company Overview

II. Company Has Been Successfully Transformed over Past Three Years

III. Highly-Qualified, Independent Board and Strong Governance Practices

IV. Snow Park's Demands Would Jeopardize Stockholder Value Creation

V. Summary

© 2019 Front Yard Residential. All rights reserved.

4

Company Overview

Opportunity	• Affordable single-family rental ("SFR") homes are in short supply with around 17 million families currently renting, of which approximately 2% are institutionally managed • A single-family solution in the affordable, working-class housing market that provides an important alternative for underserved families who cannot or do not want to own their home
Vision	• Position the Company in the "affordable" sector of the SFR industry which we believe has the largest runway for growth • Become the premier provider of high quality, affordable rental homes to families throughout the United States
Team	• Active and engaged Board that continues to add talent • Experienced management team with a focus on long-term strategic growth
Strategy	• Front Yard is well positioned to capitalize on the growing affordable segment of the SFR market and favorable macroeconomic trends that, we believe, allow for higher potential growth rates and better retention rates than higher-priced homes • Develop scale in attractive markets with favorable long-term demographic trends • Continue to grow our high-yielding SFR business by executing on our successful diversified acquisition strategy • Improve operational metrics by leveraging an internalized property management platform
Results	• Increased rental revenue to $183 million, up **48%** over 2017 and **277%** over 2016 • Reduced GAAP net loss by 29% to $131 million in 2018 compared to a net loss of $185 million in 2017 • Increased stabilized rental NOI to $113 million, up **43%** over 2017 and **286%** over 2016
Outlook	• Front Yard is at an inflection point and is poised to reap the benefits of its portfolio transformation, as the earnings drag from the legacy portfolio is essentially gone and the internal property management platform will drive operating efficiencies • Board and management are committed to pursuing a course that enhances long-term stockholder value in a sustainable manner

Note: Please see the Definitions and Disclosures section of this presentation for important information on definitions of metrics and reconciliations to GAAP. Stabilized Rental NOI and Stabilized Rental Core NOI Margin to GAAP can be found starting on slide 27.

© 2019 Front Yard Residential. All rights reserved.

5

Company Overview: Front Yard's Strategy and Opportunities

front yard RESIDENTIAL

- **Growing Demand for SFR Homes**
  - Renter households make up 36% (~43 million) of all homes in the United States and, of those, SFRs make up 39% (~17 million)
  - 20% increase in renter occupied households compared to 2% growth in owner-occupied households in last 10 years
- **Undersupply of Single-Family Homes**
  - Since 2010, total households have grown at a faster rate (7%) than total housing units (4%)
  - This undersupply is more pronounced within the affordable, working-class sector
- **Housing Unaffordability**
  - New Single-Family Home Average Sales Price has increased 41% in the US since 2010
  - Front Yard's top 20 markets experienced a weighted average 31% House Price Index ("HPI") increase between 1Q 2015 and 4Q 2018
- **Challenges in Home Ownership Financing**
  - Mortgage rates have trended upwards in last three years
  - Banks have tightened lending standards. Between 2003 and 2008, 43% of originations had FICOs below 720, and 21% below 660. From 2015 to 2017, those percentages dropped to 25% and 9% respectively

Sources: Federal Reserve Economic Data, St. Louis Fed, Census.gov, FHFA, SEC filings

© 2019 Front Yard Residential. All rights reserved.

6

Company Overview: Front Yard's Strategy and Opportunities

- **Rent Growth**
  - Front Yard's SFR portfolio had a blended rent increase of 4% over the course of 2018
  - Housing costs outpace inflation with annual Real Rent Growth[1] growing at 1.1% per year between 1995 and 2018
  - Affordable home residents are less likely to leave to purchase a home than Front Yard's competitors, which reduces turnover and increases occupancy (only around 3% of our residents choose to leave to purchase homes annually)
- **Institutional Ownership in SFR Sector Remains Low**
  - Approximately 2% of single-family rental homes are managed institutionally compared to approximately 55% in the multi-family sector
  - We believe this fragmented ownership presents an opportunity for aggregation and implementation of institutional operating efficiencies
  - Attractive Yields - Front Yard's lower per home price point of $142K is intended to drive attractive yields. The average home value for Front Yard's publicly traded peers is $175K for American Homes 4 Rent and $181K for Invitation Homes
- **Strong year-end 2018 balance sheet with approximately 87% fixed or capped financing (up from 64% as of 12/31/17) and average debt duration of 5.5 years (up from 3.5 years at 12/31/17)**

1. Calculated as CPI Rent minus CPI less Shelter

Sources: Federal Reserve Economic Data, St. Louis Fed, National Rental Home Counsel, SEC filings

© 2019 Front Yard Residential. All rights reserved.

7

Company Overview: Front Yard's Homes

Atlanta, GA
- 3 Beds
- 2 Baths
- 1,144 square feet
- $1,199 per month rent

Tennessee Metro
- 3 Beds
- 2 Baths
- 1,960 square feet
- $1,649 per month rent

Dallas, TX
- 3 Beds
- 2 Baths
- 1,654 square feet
- $1,349 per month rent

© 2019 Front Yard Residential. All rights reserved.

8

Discussion Agenda

I. Company Overview

II. Company Has Been Successfully Transformed over Past Three Years

III. Highly-Qualified, Independent Board and Strong Governance Practices

IV. Snow Park's Demands Would Jeopardize Stockholder Value Creation

V. Summary

© 2019 Front Yard Residential. All rights reserved.

9

Front Yard's Announced Strategic Initiatives since 2015

Announced strategic initiatives	Status	As of December 31, 2018
Transition to a 100% SFR REIT	✓	100% of revenues are now from rentals
Meaningfully grow the SFR portfolio	✓	~15,000 single-family rental homes
Sell non-core real estate assets including legacy REO and previous rentals	✓	901 properties held for sale*
Sell NPLs/RPLs	✓	*De minimis* loans remain on the balance sheet
Achieve a stabilized NOI margin of 60%-65%	✓	2018 stabilized core NOI margin of 64%
Separate from relationship with Ocwen	✓	Servicing completely moved in 2016
Company re-brand	✓	Changed name and brand in February 2018
Internalize property management	✓	Transition to internal property management substantially complete as of 3/31/19
Optimize capital structure and extend debt maturity profile	✓	WAVG interest rate of 4.53%, WAVG years to maturity of 5.5 and fixed or capped at 87%
Revisit asset management agreement with AAMC	on track	

2019 publicly announced targets:
- 16,000 homes by year-end 2019
- Year-end 2019 run-rate rental revenues of $240-$250 million
- Year-end 2019 run-rate NOI margin of ~66%
- Year-end 2019 run-rate Core FFO of $47 - $54 million, or $0.22 – $0.25 per share per quarter
- Year-end 2019 run-rate AFFO of $27-$34 million, or $0.13-$0.16 per share per quarter

Source: Company filings and press releases.
* Represents 104 legacy REO homes and 797 rental homes for sale as of December 31, 2018, of which 444 were sold in February 2019.

© 2019 Front Yard Residential. All rights reserved.

10

Front Yard's Transformation Story: Transition to SFR Equity REIT

front yard RESIDENTIAL

In 2015, Front Yard commenced a strategic transformation:

- **We diversified the SFR sourcing strategies to acquire SFR properties in bulk, mini-bulk and/or on a one-by-one basis to:**
    - more quickly and efficiently build our stabilized rental portfolio as prices for non-performing loans ("NPLs") became higher and economically unattractive
    - avoid the lengthy and costly process of converting loans to rental homes
    - allow the Company to focus on purchasing homes in attractive rental markets rather than converting the geographically dispersed NPLs

- **We sold portfolios of NPLs to:**
    - take advantage of attractive market pricing of previously purchased NPLs
    - recycle equity capital to purchase stabilized properties meeting our return profile

- **We built a portfolio of SFRs concentrated in a small number of target locations that can be managed and operated more efficiently**

In February 2015, Front Yard had approximately 330 rental properties. As a result of its strategic transformation, Front Yard successfully recycled its original NPL portfolio of approximately 16,000 mortgage loans to approximately 15,000 stabilized, revenue-generating SFR properties as of 12/31/2018 without raising any additional equity capital. We believe we have sufficient equity to further grow to approximately 16,000 SFRs.[1]

1. Depending on home price and leverage

© 2019 Front Yard Residential. All rights reserved.

11

Front Yard's Transformation Story: By The Numbers

- Front Yard's strategic portfolio transition from NPLs to stabilized SFR properties has completely transformed the Company into a scalable, attractive opportunity in America's housing market, all without raising any additional dilutive equity

Accelerated Growth of SFR Portfolio (2015–Q1'19)

16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
-
1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 2Q18 3Q18 4Q18 1Q19
Stabilized Rental Homes
Loans (HFS and HFU)
REOs (HFS and HFU)

© 2019 Front Yard Residential. All rights reserved.

12

Front Yard's Transformation Story: By The Numbers

front yard RESIDENTIAL

- Front Yard's commitment to operational performance improvement has resulted in sustainable and increasing revenues and operating cash flows since 2016

- Although these improvements have not materialized in stock price appreciation to date, we believe the completed transition and internalization of property management will translate into growing Company-wide FFO and improving GAAP operating results that will naturally improve our total shareholder return over time

Stabilized Net Operating Income
Q4'15 thru Q4'18: 116% CAGR
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$-
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
1Q18
2Q18
3Q18
4Q18

($s in thousands)	FY'16	FY'17	FY'18
Rental revenue	48,563	123,597	183,013
Net income / (loss)	(228,028)	(185,454)	(130,835)
Stabilized NOI	29,241	78,671	112,869

Note: Please see the Definitions and Disclosures section of this presentation for important information on definitions of metrics and reconciliations to GAAP. Stabilized Rental NOI, Stabilized Rental Core NOI Margin and Core FFO reconciliations to GAAP can be found starting on slide 27.

© 2019 Front Yard Residential. All rights reserved.

13

Front Yard's Transformation Story: Internalization of Property Manager

front yard RESIDENTIAL

In 2018, to further drive efficiencies and improve stabilized rental operating metrics, Front Yard acquired HavenBrook, a full-service property management company and the 3,236 SFR properties it managed. Following the acquisition of HavenBrook, we:

- Transitioned approximately 11,000 SFR properties previously managed by two external managers onto our internal HavenBrook platform, ahead of schedule, with a limited number of remaining properties to be moved to internal management by November 2019

Driven by Front Yard's current leadership, the transformational acquisition of HavenBrook and internalization of property management:

- Provide our residents with excellent service and allow us to benefit from economies of scale
- Enable direct, internally managed control of leasing, renovation and turn management, vendor management, market analysis and other property management support functions that will drive our ability to control costs
- Are powered by proprietary technology solutions that support our residents' experience while enhancing operational efficiency and performance
- Utilize a technology-driven property management infrastructure that we expect will result in increased long-term value for our stockholders

Front Yard is now in charge of its own destiny and can better meet the demands of its residents, all while enhancing rental property operating metrics and creating additional long-term stockholder value

© 2019 Front Yard Residential. All rights reserved.

14

Internalization of Property Management Nearly Complete

- The management of over 14,000 homes has been successfully internalized as of March 31, 2019, ahead of schedule

16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
-
3,236
7,349
9,323
12,868
14,084
At Closing of HavenBrook
12/31/2018
1/31/2019
2/28/2019
3/31/2019
Internal
Main Street
Altisource

All future acquired properties will be placed on the internal property management platform

© 2019 Front Yard Residential. All rights reserved.

15

Strengthened Balance Sheet and Financing Structure

- As Front Yard shifted to a SFR equity REIT, it transitioned a large portion of its repurchase facility financing into term loan facilities with longer maturities and less interest rate volatility to match the long-term nature of its assets
- Front Yard has utilized seller financing at attractive advance rates to partially fund the purchase of large stabilized SFR portfolios with the recycled equity capital generated by NPL portfolio sales
- In conjunction with the acquisition of the internal property management platform in 2018, Front Yard obtained a 10-year, fixed rate, $508.7 million financing as part of the Federal Home Loan Mortgage Corporation's ("Freddie Mac") affordable single-family rental pilot program
- In December 2018, Front Yard refinanced its first seller-financed loan to a five-year term loan, increasing the size of the facility and reducing the interest rate by approximately 1.50%, resulting in a decline in interest expense of approximately $7.0 million per year
- For facilities with variable interest rates, Front Yard purchased rate caps to substantially reduce risk
- Now, 87% of Front Yard's debt facilities have fixed or capped interest and have a weighted average time to maturity of 5.5 years
- We expect to de-lever over time as we grow

These enhancements to our financing arrangements have strengthened Front Yard's balance sheet by better matching its funding to the long-term nature of its assets. This provides additional acquisition flexibility with lower cost and protection against rising interest rates

© 2019 Front Yard Residential. All rights reserved.

16

Our Strategy Delivered Results in 2018

front yard RESIDENTIAL

Financial

- Rental revenue of $183 million, up 48% over 2017 and 277% over 2016
- Reduced GAAP net loss to $131 million in 2018 compared to net loss of $185 million in 2017 and net loss of $228 million in 2016
- Stabilized Rental NOI of $113 million, up 43% over 2017 and 286% over 2016
- Stabilized Rental Core NOI Margin of 64.1%
- Core FFO per share of $0.20

Balance Sheet

- Fixed or capped debt of 87%, up from 64% over 12/31/17
- Weighted average debt duration of 5.5 years, up from 3.5 years over 12/31/17
- 5% annual HPI realized in the last two loan refinances

Operations

- Stabilized blended rent growth of 4.1%
- Stabilized leased percentage of 94%
- Stabilized rental turnover of 28.8%
- Internalized property management of 14,000 homes[1]

Portfolio

- Stabilized Rental portfolio of 14,383 homes, up 23% over 12/31/17 count
- Sold 444 non-core rental assets in February 2019 for gain of $4.6 million[2] and paid down $96 million in debt

1. As of 02/21/2019
2. Homes sold on February 8, 2019 for an aggregate sales price of $102.9 million to a third-party purchaser. We expect to recognize a net realized gain of $4.6 million in 1Q19.

Note: Please see the Definitions and Disclosures section of this presentation for important information on definitions of metrics and reconciliations to GAAP. Stabilized Rental NOI, Stabilized Rental Core NOI Margin and Core FFO reconciliations to GAAP can be found starting on slide 27.

© 2019 Front Yard Residential. All rights reserved.

17

Clear Plan in Place to Deliver Stockholder Value

Our strategy moving forward is to generate long-term stockholder value through the creation of a large portfolio of SFR homes that we target operating at a best-in-class yield

- ✓ We have achieved initial scale and believe we have sufficient capital to grow our SFR portfolio to approximately 16,000 rental homes by year-end[1]
- ✓ We believe that by continuing to target moderately priced single-family homes and operate our existing portfolio efficiently, we can optimize yield on our investments and capitalize on the sustained growth in affordable SFR demand. Front Yard focuses on an underserved segment of families that may be challenged in qualifying for or affording mortgages
- ✓ With our acquisition and integration of an internal property management platform, we have internal access and control over operating efficiencies to achieve scale and a low-cost infrastructure, which we believe will result in substantial stockholder value creation
- ✓ We believe that the market will recognize results and we have a path to grow operating cash flow to allow Front Yard to cover and deliver a sustainable dividend
- ✓ The integration costs associated with the acquisition of HavenBrook and the internalization of property management created temporary variability in our results in the second half of 2018. We anticipate that the variance in our operating results will dissipate in 2019, which should lead to better, sustainable operating results and an increase in stock price and stability
- ✓ We believe our acquisition strategy will help us generate best-in-class operating cash flows

Front Yard's business transformation is underway and delivering results

1. Depending on home price and leverage

© 2019 Front Yard Residential. All rights reserved.

18

Strong Sell-Side Analyst Outlook

Firm	Analyst Name	Rating	Target Price	Latest Analyst Rating
Credit Suisse	Douglas Harter	Buy	$14.00	OUTPERFORM
Deutsche Bank Research	George Bahamondes	Buy	$12.00	BUY
JMP Securities	Aaron Hecht	Buy	$14.00	MARKET OUTPERFORM
Northland Securities	Mike Grondahl	Buy	$15.00	OUTPERFORM
JPMorgan	Anthony Paolone	Hold	$12.00	NEUTRAL
Keefe Bruyette & Woods	Jade J. Rahmani	Hold	$11.00	MARKET PERFORM

© 2019 Front Yard Residential. All rights reserved.

19

Discussion Agenda

I. Company Overview

II. Company Has Been Successfully Transformed over Past Three Years

III. Highly-Qualified, Independent Board and Strong Governance Practices

IV. Snow Park's Demands Would Jeopardize Stockholder Value Creation

V. Summary

© 2019 Front Yard Residential. All rights reserved.

20

Effective Governance: Focused on Long-Term Growth

front yard RESIDENTIAL

Independent Leadership with Diverse Perspectives	• Separate Board Chair and CEO roles • 6 out of 7 director nominees are independent, including the Chair of the Board o CEO is sole member of management serving on Board o No former management of Company on Board • Executive sessions regularly held by independent directors • Significant Board refreshment over last two years; Rochelle Dobbs (Chair), Wade Henderson and George "Whit" McDowell and director nominee Leslie Fox, bring fresh, diverse perspectives to the Board • Median Board tenure of approximately 3.5 years • No director serves on more than one other public company board
Consistent, Proactive and Ongoing Stockholder Engagement	• Board regularly engages with stockholders and is highly responsive to stockholder feedback • Over the past year, members of the Board and management have met with stockholders representing more than 50% of the Company's outstanding stock • Initiatives undertaken based on stockholder feedback include internalization of property management, company rebranding, sales of NPLs, share buybacks and nomination of independent directors with accounting and SFR experience
Culture of Board Accountability	• Ongoing commitment to monitoring the effectiveness of policy and decision-making with a view to enhancing long-term stockholder value • Annual self-assessment of the Board's performance as well as the performance of each committee of the Board
Robust Board Oversight	• Board and its committees oversee Front Yard's risk management • Board Approval Policy outlining specific matters that require Board approval, including, among others, business performance, capital expenditures, employee/director matters, and corporate governance • Company's Investment Policy is reviewed by the Board annually, and a majority of the Company's Investment Committee is made up of independent Board members, Ms. Dobbs, Mr. Reiner and Mr. McDowell

© 2019 Front Yard Residential. All rights reserved.

21

Directors with Broad and Diverse Experience

front yard RESIDENTIAL

ROCHELLE DOBBS

- Independent, non-executive Chair of the Board
- Member of Audit Committee and Chair of Nomination/Governance Committee
- Over 26 years of commercial real estate finance experience
- Currently President of R Dobbs Partners LLC, a consulting firm focused on commercial real estate transactions, including debt restructures, purchases and originations
- Previously Managing Director and Head of Real Estate Structured Finance (US) and Head of CMBS Capital Markets at Bank of America Merrill Lynch
- First elected to the Board in December 2016

GEORGE ELLISON

- Chief Executive Officer of the Company since June 2015
- Previously served in various senior managerial and executive roles at Bank of America, including leading the team managing the valuation and disposition of legacy mortgage loans, resolving representation and warranty litigation, and as Global Head of the Structured Products division
- First appointed to the Board in August 2015

MICHAEL ERUZIONE

- Independent, non-executive director
- Member of Nomination/Governance Committee and Compensation Committee
- Currently a spokesperson and motivational speaker for major corporations, and Director of Special Outreach at Boston University
- Previously served as the Director of Special Programs for Alumni Relations and Development at Boston University
- First appointed to the Board in December 2012

WADE HENDERSON

- Independent, non-executive director
- Member of Nomination/Governance Committee and Compensation Committee
- Served as President and CEO of The Leadership Conference on Civil and Human Rights and The Leadership Conference Education Fund
- Engages in legislative advocacy to promote and protect the civil and human rights of all persons in the United States
- First appointed to the Board in April 2017

GEORGE "WHIT" McDOWELL

- Independent, non-executive director
- Chair of Audit Committee and member of Compensation Committee
- Retired Managing Director at Bank of America Merrill Lynch where he ran Securitization Finance business for 20+ years
- Served in several roles at Bank of America Merrill Lynch and started its asset backed securities and asset backed commercial paper businesses
- Is a Certified Public Accountant and served as an officer in the US Navy
- First appointed to the Board in March 2018

DAVID REINER

- Independent, non-executive director
- Chair of Compensation Committee and member of Audit Committee
- Formerly a Managing Director at Regional Real Estate Investment Corporation
- Previously a Managing Director at Grosvenor Investment Management US Inc., Co-founder and Managing Director of Legg Mason Real Estate Investors, Inc. with substantial real estate experience
- First appointed to the Board in December 2012

LESLIE FOX

- Nominee as independent, non-executive director
- Has extensive SFR and REIT experience
- Previously served as Chief Operating Officer and Executive Vice President of Invitation Homes LP
- Served as Chief Operating Officer of American Residential Communities LLC, one of the largest operators of manufactured housing communities
- Served as the President of the affordable housing division at Equity Residential
- Upon election, would commence service in May 2019

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Discussion Agenda

I. Company Overview

II. Company Has Been Successfully Transformed over Past Three Years

III. Highly-Qualified, Independent Board and Strong Governance Practices

IV. Snow Park's Demands Would Jeopardize Stockholder Value Creation

V. Summary

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Snow Park is Highly Conflicted and Its Nominees are Unqualified

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Snow Park Is Not Aligned With Stockholders	• Snow Park owns the economic equivalent of less than 0.3% of Front Yard as a result of its substantial short position in the Company and will NOT bring an ownership perspective to the Board
Snow Park Is Highly Conflicted	• Snow Park owns over 5.0% of AAMC, the Company's external asset manager • As AAMC is a service provider to Front Yard, Snow Park's ownership of over 5.0% of AAMC creates a significant conflict of interest and may lead its nominees to do what's best for the stockholders of AAMC, rather than Front Yard • None of Front Yard's incumbent directors own any AAMC shares
Nominees Lack Relevant Experience	• Snow Park's nominees appear to have little to no management or operational experience in the Company's core business of owning and managing SFR homes • In addition to lacking relevant industry experience, Snow Park's nominees have limited public company board or management experience
Nominees Are Largely Hedge Fund Managers and Traders	• Snow Park's nominees largely all have the same hedge fund and finance-related backgrounds or run businesses that Front Yard transitioned away from years ago • Based on its nominees' credentials, Snow Park appears to erroneously equate experience trading real estate-related securities with experience in business operations and the ownership and management of actual SFR properties
Snow Park Has No Credible Plan	• Snow Park fails to present any constructive plans to improve Front Yard's performance • In fact, less than a year ago, Snow Park itself stated that it was "comfortable with the Company's strategic direction" following "improvements by the Company" made in consultation with Snow Park
Nominees Lack Diversity	• Snow Park chose not to propose a single female nominee • The basic tenets of good corporate governance require a company's board have diversity of experience, background and gender, and Snow Park's nominees have none

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Discussion Agenda

I. Company Overview

II. Company Has Been Successfully Transformed over Past Three Years

III. Highly-Qualified, Independent Board and Strong Governance Practices

IV. Snow Park's Demands Would Jeopardize Stockholder Value Creation

V. Summary

© 2019 Front Yard Residential. All rights reserved.

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Conclusion:

- Front Yard is poised to capture significant upside as the housing market continues to evolve and affordable houses remain scarce
- Current leadership has successfully repositioned Front Yard's portfolio and executed on strategic growth and property management internalization initiatives designed to enhance stockholder value
- Our Board has the experience, diversity and relevant skills required to execute on Front Yard's long-term strategic vision
- Highly active Board is driving the strategic transformation
- Snow Park has no credible plan and is a conflicted hedge fund whose interests are not aligned with Front Yard's stockholders

FRONT YARD: THE RIGHT BOARD AND THE RIGHT PLAN!

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Definitions and Disclosures

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Definitions and Disclosures

Average change in renewal rent: Average percentage change in rent on all non-month-to-month lease renewals during the quarter compared to previous annual contractual rent.

Average change in re-lease rent: Average percentage change in rent for new leases starting in the quarter compared to previous annual contractual rent.

Average monthly rent per leased property: Total contractual monthly rent on all properties leased divided by the number of properties leased at quarter end.

Blended average change in rent: Total weighted average percentage change in rent for both renewals and re-leases in the quarter.

Renewal Rate: Calculated as the number of renewed leases in a given period divided by total leases expired, excluding early terminations and leases transitioning to month-to-month in the period.

Rental Portfolio: We define Rental Portfolio as properties that are leased, listed and ready to rent, under renovation or in turn status where that property is expected to become leased to qualified tenants.

Stabilized Rental: We define a property as stabilized once it has been renovated and then initially leased or available for rent for a period greater than 90 days. All other homes are considered non-stabilized. Homes are considered stabilized even after subsequent resident turnover. However, homes may be removed from the stabilized home portfolio and placed in the non-stabilized home portfolio due to renovation during the home lifecycle or because they are identified for sale.

Turnover Rate: Total number of properties vacated including move-outs and early terminations during the quarter as a percentage of the stabilized rental portfolio.

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Definitions and Disclosures

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FFO and Core FFO: FFO is a supplemental performance measure of an equity real estate investment trust ("REIT") used by industry analysts and investors in order to facilitate meaningful comparisons between periods and among peer companies. FFO is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as GAAP net income or loss excluding gains or losses from sales of property, impairment charges on real estate and depreciation and amortization on real estate assets adjusted for unconsolidated partnerships and jointly owned investments.

We believe that FFO is a meaningful supplemental measure of our overall operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure as it excludes historical cost depreciation, impairment charges and gains or losses related to sales of previously depreciated homes from GAAP net income. By excluding depreciation, impairment and gains or losses on sales of real estate, FFO provides a measure of our returns on our investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the homes that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of the homes, all of which have real economic effect and could materially affect our results from operations, the utility of FFO as a measure of our performance is limited.

Our Core FFO begins with FFO and is adjusted for share-based compensation; acquisition and integration costs; non-cash interest expense related to deferred debt issuance costs, amortization of loan discounts and mark-to-market adjustments on interest rate derivatives and other non-comparable items, as applicable. We believe that Core FFO, when used in conjunction with the results of operations under GAAP, is a meaningful supplemental measure of our operating performance for the same reasons as FFO and is further helpful as it provides a consistent measurement of our performance across reporting periods by removing the impact of certain items that are not comparable from period to period. Because Core FFO, similar to FFO, captures neither the changes in the value of the homes nor the level of capital expenditures to maintain them, the utility of Core FFO as a measure of our performance is limited.

Although management believes that FFO and Core FFO increase our comparability with other companies, these measures may not be comparable to the FFO or Core FFO of other companies because other companies may adopt a definition of FFO other than the NAREIT definition, may apply a different method of determining Core FFO or may utilize metrics other than or in addition to Core FFO.

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FFO and Core FFO

($s in thousands, except per share amounts) (unaudited)

Reconciliation of GAAP net loss to FFO, Core FFO, FFO per share and Core FFO per share:

		Three Months Ended Dec 31, 2018		Year Ended Dec 31, 2018
GAAP net loss	$	(34,216)		(130,835)
Depreciation and amortization		21,910		80,961
Impairment		1,740		12,734
Net (gain) loss on real estate and mortgage loans		(618)		145
FFO		(11,184)		(36,995)
Acquisition and integration costs		7,595		33,607
Non-cash interest expense		1,940		6,323
Share-based compensation		1,144		3,024
Loss on extinguishment of debt		1,695		1,695
Other adjustments[1]		1,683		3,242
Core FFO		2,873		10,896
Weighted average common stock outstanding - diluted		53,630,204		53,552,109
FFO per share - diluted	**$**	**(0.21)**	**$**	**(0.69)**
Core FFO per share - diluted	**$**	**0.05**	**$**	**0.20**

1. Other adjustments include non-recurring income/expense items and one-time costs that management has determined are not representative of Front Yard's core on-going operations.

Note: Please see the Definitions and Disclosures section of this presentation for important information on definitions of metrics and reconciliations to GAAP.

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Definitions and Disclosures

NOI, NOI Margin, Stabilized Rental NOI, Stabilized Rental NOI Margin and Stabilized Rental Core NOI Margin: NOI is a non-GAAP supplemental measure that we define as rental revenues less residential property operating expenses. We define NOI Margin as NOI divided by rental revenues. Stabilized Rental NOI and Stabilized Rental NOI Margin are calculated using only the stabilized rental properties in our rental portfolio. Stabilized Rental NOI is a non-GAAP supplemental measure that we define as rental revenues less residential property operating expenses of the stabilized rental properties in our rental portfolio. We define Stabilized Rental NOI Margin as Stabilized Rental NOI divided by rental revenues. We define Stabilized Rental Core NOI Margin as Stabilized Rental NOI divided by core rental revenues from Stabilized Rentals, which are rental revenues less tenant charge-back revenues attributable to our Stabilized Rentals.

We consider NOI, NOI Margin, Stabilized Rental NOI, and Stabilized Rental NOI Margin to be meaningful supplemental measures of operating performance because they reflect the operating performance of our stabilized properties without allocation of corporate level overhead or general and administrative costs, acquisition fees and other similar costs and provide insight to the ongoing operations of our business. In addition, Stabilized Rental Core NOI Margin removes the impact of tenant charge-backs that are included in both revenues and expenses and therefore have no impact to our net results of operations. These measures should be used only as supplements to and not substitutes for net income or loss or net cash flows from operating activities as determined in accordance with GAAP. These net operating income measures should not be used as indicators of funds available to fund cash needs, including distributions and dividends. Although we may use these non-GAAP measures to compare our performance to other REITs, not all REITs may calculate these non-GAAP measures in the same way, and there is no assurance that our calculation is comparable with that of other REITs. While management believes that our calculations are reasonable, there is no standard calculation methodology for Stabilized Rental NOI, Stabilized Rental NOI Margin or Stabilized Rental Core NOI Margin, and different methodologies could produce materially different results.

The following table provides a reconciliation of net loss as determined in accordance with U.S. GAAP to Stabilized Rental NOI, Stabilized Rental NOI Margin and Stabilized Rental Core NOI Margin.

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Definitions and Disclosures

($s in thousands) (unaudited)

Reconciliation of GAAP Net Loss to Stabilized Rental NOI, Stabilized Rental NOI Margin and Stabilized Rental Core NOI Margin

	Three Months Ended					Year Ended
	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Dec 31, 2018
GAAP net loss	$ (34,216)	$ (47,933)	$ (21,336)	$ (27,350)	$ (37,474)	$ (130,835)
Adjustments:						
Change in unrealized gain on mortgage loans	-	-	-	-	33,039	-
Net realized gain on mortgage loans	-	-	-	-	(10,947)	-
Net realized gain on sales of real estate	-	-	-	-	(14,781)	-
Interest income	-	-	-	-	(152)	-
Rental revenues from non-stabilized properties	(2,454)	(1,622)	-	-	-	(4,076)
Net (gain) loss on real estate and mortgage loans	(618)	(1,177)	306	1,634	-	145
Operating expenses on non-stabilized properties	2,631	2,821	2,684	2,972	4,390	11,108
Depreciation and amortization	21,910	21,100	18,761	19,190	16,313	80,961
Acquisition and integration costs	7,595	25,220	759	33	119	33,607
Impairment	1,740	1,276	2,143	7,575	9,422	12,734
Mortgage loan servicing costs	368	479	319	355	1,011	1,521
Interest expense	24,492	20,142	16,338	16,063	14,617	77,035
Share-based compensation	1,144	1,200	1,094	(414)	1,315	3,024
General and administrative	5,184	3,483	2,477	2,673	2,338	13,817
Management fees to AAMC	3,608	3,648	3,697	3,790	3,924	14,743
Income tax expense (benefit)	40	6	-	-	(16)	46
Other expense (income)	264	200	(849)	(576)	(463)	(961)
Losses resulting from natural disasters	-	-	-	-	-	-
Insurance recoveries related to natural disasters	-	-	-	-	-	-
Stabilized Rental NOI	$ 31,688	$ 28,843	$ 26,393	$ 25,945	$ 22,655	$ 112,869
Rental revenues	$ 54,029	$ 48,313	$ 40,906	$ 39,765	$ 34,917	$ 183,013
Less: Rental revenues from non-stabilized properties	(2,454)	(1,622)	-	-	-	(4,076)
Rental revenues from Stabilized Rentals	51,575	46,691	40,906	39,765	34,917	178,937
Less: Tenant charge-back revenue from Stabilized Rentals	(896)	(788)	(650)	(562)	-	(2,896)
Core rental revenues from Stabilized Rentals	$ 50,679	$ 45,903	$ 40,256	$ 39,203	$ 34,917	$ 176,041
Stabilized Rental NOI Margin	61.4%	61.8%	64.5%	65.2%	64.9%	63.1%
Stabilized Rental Core NOI Margin	62.5%	62.8%	65.6%	66.2%	-	64.1%

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Thank you

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